Exhibit 99.1

Kymera Therapeutics Announces Third Quarter 2026 Financial Results and Reports Positive Results from the KT-579 Phase 1 Healthy Volunteer Trial

KT-579 (IRF5) Phase 1 healthy volunteer data demonstrated deep, sustained IRF5 degradation, robust modulation of disease-relevant biomarkers and a favorable safety profile

KT-579 LUMORA Phase 1b trial in lupus patients planned to start by early 2027

Last patient completed last visit in KT-621 (STAT6) BROADEN2 Phase 2b AD trial, with topline data to be reported by year-end 2026

KT-621 BREADTH Phase 2b asthma trial ongoing, with topline data expected to be reported in late 2027

Well-capitalized with $1.6 billion in cash as of September 30, 2026, and runway into 2029

Company to hold video conference call and webcast today at 8:30 a.m. ET

Watertown, Mass. (October 29, 2026) – Kymera Therapeutics, Inc.(NASDAQ: KYMR), a clinical-stage biopharmaceutical company advancing a new class of oral small molecule degrader medicines for immunological diseases, today reported financial results for the third quarter ended September 30, 2026, and provided business highlights and updates on its pipeline.

“Kymera’s recent progress reinforces the opportunity across our portfolio and our ability to help shape a new era of differentiated oral medicines in immunology,” said Nello Mainolfi, PhD, Founder, President and CEO, Kymera Therapeutics. “With KT-621 and KT-579, we are advancing complementary immunoregulatory mechanisms that target distinct drivers of disease, with significant potential to address unmet needs across the current treatment landscape. The last patient has now completed their week 16 visit in our KT-621 BROADEN2 Phase 2b atopic dermatitis trial, and we plan to report topline data by year-end 2026. We also are planning to initiate our first Phase 3 AD trial by mid-2027, and report data from our BREADTH Phase 2b asthma trial in late 2027.”

Dr. Mainolfi continued, “The positive results from the Phase 1 healthy volunteer trial of KT-579, which we reported today, demonstrate strong translation of its preclinical pharmacology into humans and highlight its potential to modulate multiple core inflammatory pathways through a single oral mechanism. These findings exceed our expectations in terms of depth of degradation, safety and pathway suppression measured by downstream cytokines and gene transcripts. The results provide an important foundation as we advance KT-579, our 7th degrader to enter the clinic, toward a study in lupus patients and explore the opportunity for targeting IRF5 in additional autoimmune diseases. Beyond these clinical programs, our research engine remains focused on unlocking novel biology and pursuing high value targets to build the next wave of oral medicines for patients who need effective, safe and convenient treatment options.”

Business Highlights, Recent Developments and Upcoming Milestones

STAT6 Degrader Program

KT-621 is an investigational, first-in-class, once daily, oral degrader of STAT6, the specific transcription factor responsible for IL-4/IL-13 signaling and the central driver of Type 2 inflammation. KT-621 is currently in Phase 2 clinical development in atopic dermatitis (AD) and asthma. KT-621 has the potential to transform treatment paradigms by offering a safe, effective, oral option for the more than 140 million patients worldwide living with Type 2 diseases, such as AD, asthma, chronic obstructive pulmonary disease (COPD), eosinophilic esophagitis (EoE), chronic rhinosinusitis with nasal polyps (CRSwNP), chronic spontaneous urticaria (CSU), prurigo nodularis (PN), and bullous pemphigoid (BP), among others.

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In October 2026, the last patient received their final dose and completed the week 16 visit in the KT-621 BROADEN2 Phase 2b clinical trial in patients with moderate to severe AD. The Company plans to report topline data by year-end 2026. Subject to discussions with regulators, the Company expects to initiate the first Phase 3 trial in AD by mid-2027.

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Enrollment is ongoing in the KT-621 BREADTH Phase 2b clinical trial in patients with moderate to severe eosinophilic asthma, with topline data expected to be reported in late 2027.

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In September 2026, the Company presented data from the KT-621 BroADen Phase 1b clinical trial in AD across leading dermatology and respiratory forums, including posters at the European Academy of Dermatology and Venereology (EADV) and European Respiratory Society (ERS) Congresses.

IRF5 Degrader Program

KT-579 is an investigational, first-in-class, oral degrader of IRF5, a genetically validated transcription factor and master regulator of immunity. KT-579 has the potential to modulate multiple core inflammatory pathways through a single oral mechanism, offering a differentiated approach to serious autoimmune diseases where effective and well-tolerated oral therapies are needed, such as lupus, inflammatory bowel disease (IBD), Sjögren's, rheumatoid arthritis (RA) and others.

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The Company today announced positive results from the completed first-in-human KT-579 Phase 1 healthy volunteer trial. The results met or exceeded study objectives and established strong proof of mechanism:

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Pharmacokinetics and pharmacodynamics: KT-579 demonstrated a favorable plasma pharmacokinetic profile. Exposure increased with dose following single and multiple doses. Robust, sustained IRF5 degradation was observed following a single oral dose in the single ascending dose (SAD) portion of the trial. In the multiple ascending dose portion (MAD), KT-579 demonstrated deep, sustained IRF5 degradation in blood, with ≥90% median degradation across multiple dose levels with saturation of degradation by dose level 3. Similar reductions in IRF5 levels were also observed in skin, demonstrating target degradation in tissue as well as blood.

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Ex vivo-stimulated IRF5-dependent biomarkers: KT-579 showed robust suppression of disease-relevant blood biomarkers and significant downregulation of pathway gene transcripts, reflecting pharmacodynamic effects on the three immune pathways modulated by IRF5 including inflammatory cytokines, interferon (IFN) response, and B-cell biology. The inflammatory cytokine and IFN analysis using the median of all MAD dose cohorts showed inhibition of 88% of TNFα, 87% of IL-12/23p40, 94% of IL-1β, and 98% of IFNβ at Day 14. Gene-expression analyses also showed broad downregulation of inflammatory cytokine, interferon and B-cell associated genes, supporting the functional cytokine findings.

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Safety and tolerability: The safety profile of KT-579 was comparable to placebo. There were no serious or severe adverse events (AEs) and no AEs leading to discontinuation. Very few mild treatment-related AEs were reported, and there was no dose-dependent pattern in treatment-emergent AEs. There were no clinically relevant changes in vital signs, laboratory tests or ECGs.

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The KT-579 LUMORA Phase 1b trial in lupus patients is planned to start by early 2027. LUMORA is a randomized, double-blind, placebo-controlled trial testing KT-579 in approximately 30 adult patients with systemic lupus erythematosus dosed over 16 weeks. The key aim of this biomarker study is to demonstrate that KT-579 can modulate underlying disease biology with a favorable safety and tolerability profile while exploring potential clinical benefits.

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The Company will present new preclinical data on KT-579 in an oral presentation at the American College of Rheumatology (ACR) Convergence conference, taking place November 6-11, 2026, in Orlando, FL. The presentation will highlight KT-579’s compelling profile, including significant activity both as a monotherapy and in combination with background therapies in preclinical lupus models.

Partnered Programs & Research

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The first-in-human Phase 1 clinical trial evaluating KT-485 (SAR447971) in healthy volunteers and hidradenitis suppurativa patients is ongoing. Under the collaboration, Sanofi is leading development, regulatory and commercial efforts for the program. KT-485 is a potent, selective, oral second-generation IRAK4 degrader with the potential to offer a novel approach for a range of chronic immuno-inflammatory diseases.

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Gilead Sciences is advancing KT-200 in IND-enabling studies to support an IND filing in 2027. KT-200 is a first-in-class, oral CDK2 molecular glue degrader development candidate discovered and characterized by Kymera and exclusively licensed to Gilead. KT-200 has the potential to improve the standard of care for patients with breast cancer and other solid tumors.

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Leveraging its unique target selection strategy, proven small molecule discovery capabilities, and deep development expertise, the Company continues to advance an early pipeline of novel oral programs with a goal to deliver at least one new development candidate per year.

Corporate

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In July 2026, the Company appointed Terence Rooney, MD, as Chief Medical Officer and Elizabeth Laws, PhD, as Senior Vice President, Global STAT6 Development Program Leader, strengthening its clinical development leadership to support the continued advancement of Kymera’s oral immunology portfolio.

Financial Results

Collaboration Revenues: There were no collaboration revenues for the third quarter of 2026 compared to $2.8 million for the third quarter of 2025. Collaboration revenues recognized in the third quarter of 2025 were all attributable to the Company’s collaboration with Gilead. The Company does not expect to recognize additional collaboration revenue in 2026.

Research and Development Expenses: Research and development expenses were $128.5 million for the third quarter of 2026 compared to $74.1 million for the third quarter of 2025. This increase was primarily due to increased expenses related to the investment in the Company’s STAT6 program, platform and discovery programs, as well as costs related to continued growth in the research and development organization. Stock based compensation expenses included in R&D were $10.9 million and $8.4 million for the third quarters of 2026 and 2025, respectively.

General and Administrative Expenses: General and administrative expenses were $18.7 million for the third quarter of 2026 compared to $17.3 million for the third quarter of 2025. The increase was primarily due to an increase in legal and professional service fees in support of the Company’s growth and an increase in personnel, facility, occupancy, and other expenses to support growth as a public company. Stock based compensation expenses included in G&A were $7.9 million and $7.4 million for the third quarters of 2026 and 2025, respectively.

Net Loss: Net loss was $132.0 million for the third quarter of 2026 compared to $82.2 million for the third quarter of 2025.

Cash and Cash Equivalents: As of September 30, 2026, Kymera had $1.6 billion in cash, cash equivalents and investments. Kymera expects that its cash balance will provide the Company with a cash runway into 2029 beyond multiple clinical inflection points in its pipeline.

Event Details

Kymera will host a video conference call today, October 29, 2026, at 8:30 a.m. ET. To join the call please use this link to register. A live webcast of the event will be available under News and Events in the Investors section of the Company’s website at www.kymeratx.com. A replay of the webcast will be archived and available following the event.

About Kymera Therapeutics
Kymera is a clinical-stage biotechnology company pioneering the field of targeted protein degradation (TPD) to develop medicines that address critical health problems and have the potential to dramatically improve patients’ lives. Kymera is deploying TPD to address disease targets and pathways inaccessible with conventional therapeutics. Having advanced the first degrader into the clinic for immunological diseases, Kymera is focused on building an industry-leading pipeline of oral small molecule degraders to provide a new generation of convenient, highly effective therapies for patients with these conditions. Founded in 2016, Kymera has been recognized as one of Boston’s top workplaces for the past several years. For more information about our science, pipeline and people, please visit www.kymeratx.com or follow us on X or LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about our expectations regarding strategy, business plans and objectives on the development of our clinical and preclinical pipeline, including the therapeutic potential, clinical benefits and safety thereof, the KT-485/SAR447971 and KT-200 programs, and Kymera’s financial condition and expected cash runway into 2029. The words "may," "might," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "seek," "predict," "future," "project," "potential," "continue," "target," “upcoming” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from any forward-looking statements contained in this press release, including, without limitation, risks associated with: the risk that preclinical and clinical data, including the results from the Phase 1 trials of KT-621 and KT-579, are not predictive of, may be inconsistent with, or more favorable than, data generated from future or ongoing clinical trials of the same product candidate, uncertainties inherent in the initiation, timing and design of future clinical trials, the availability and timing of data from ongoing and future clinical trials and the results of such trials, the ability to successfully demonstrate the safety and efficacy of drug candidates, the timing and outcome of planned interactions with and submissions to regulatory authorities, the availability of funding sufficient for our operating expenses and capital expenditure requirements, the unexpected emergence of adverse events or other undesirable side effects during preclinical and clinical development, and other factors. These risks and uncertainties are described in greater detail in the section entitled "Risk Factors" in the most recent Quarterly Report on Form 10-Q and in subsequent filings with the SEC. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

KYMERA THERAPEUTICS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	September 30, 2026	December 31, 2025
Assets
Cash, cash equivalents and marketable securities	$ 1,645,883	$ 1,619,434
Property and equipment, net	38,242	43,175
Right-of-use assets, operating lease	40,444	42,351
Other assets	42,700	37,852
Total assets	$ 1,767,269	$ 1,742,812
Liabilities and Stockholders’ Equity
Accrued expenses	$ 63,315	$ 42,274
Operating lease liabilities	74,626	78,975
Other liabilities	14,801	41,899
Total liabilities	152,742	163,148
Total stockholders’ equity	1,614,527	1,579,664
Total liabilities, preferred stock and stockholders’ equity	$ 1,767,269	$ 1,742,812

KYMERA THERAPEUTICS, INC.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Collaboration Revenue	$ —	$ 2,764	$ 99,365	$ 36,341

Operating expenses:
Research and development	$ 128,509	$ 74,094	$ 346,152	$ 232,737
General and administrative	18,723	17,336	60,207	51,252
Impairment of long-lived assets	—	3,855	—	3,855
Total operating expenses	147,232	95,285	406,359	287,844
Loss from operations	(147,232)	(92,521)	(306,994)	(251,503)
Other income (expense):
Interest and other income	15,295	10,444	44,753	27,413
Interest and other expense	(62)	(98)	(203)	(280)
Total other income	15,233	10,346	44,550	27,133
Net loss attributable to common stockholders	$ (131,999)	$ (82,175)	$ (262,444)	$ (224,370)
Net loss per share attributable to common stockholders, basic and diluted	$ (1.32)	$ (0.94)	$ (2.66)	$ (2.71)
Weighted average common stocks outstanding, basic and diluted	100,097,242	87,300,286	98,612,278	82,653,142

Investor Contact:

Justine Koenigsberg

investors@kymeratx.com

857-285-5300

Media Contact:

Matthew Henson

media@kymeratx.com

857-285-5300